Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Elizabeth Schroeder
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

APPOINTS BRUCE A. QUINNELL TO BOARD OF DIRECTORS

DALLAS, TX – December 14, 2006 – Tuesday Morning Corporation (NASDAQ: TUES) announced today the appointment of Bruce A. Quinnell, 57, to its Board of Directors.  Mr. Quinnell will fill the vacancy made available by the resignation of Giles H. Bateman, whose resignation became effective December 8, 2006. Mr. Quinnell will serve as a member of the Audit Committee and the Compensation Committee and will replace Mr. Bateman as Chairman of the Audit Committee.

Mr. Quinnell is currently a business consultant and serves as the Chairman of the Board of Hot Topic, Inc. and of Zoom Systems, Inc and serves as member of the board of directors of Reading is Fundamental and Cyber Medical Services (dba TelaDoc).  Mr. Quinnell was Vice Chairman of Borders Group, Inc. from April 1999 to February 2002 and was the President and Chief Operating Officer of Borders Group, Inc., from January 1997 to April 1999.  Prior to that time, he served as President and Chief Operating Officer of Walden Book Company, Executive Vice President and Chief Administrative Officer of Pace Membership Warehouse, and Vice President and Chief Financial Officer of Dollar General Corporation.  His previous board memberships include Snelling Personnel Services, Progressive Communications Concepts, Inc. (dba Hawk Electronics) and The Bombay Company.

“We are pleased to welcome Bruce to the Tuesday Morning Board of Directors, said Benjamin D. Chereskin, Chairman of the Board.  “We believe his values, insight and extensive experience in specialty retailing will make him a valuable addition to the Board and an asset to the Company.”

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 795 stores in 47 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 8.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

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